LICENSE AGREEMENT

This Agreement is between The Johns Hopkins University, a corporation of the State of Maryland, having a principal place of business at 2024 E. Monument Street, Suite 2-100, Baltimore, MD 21205 (hereinafter referred to as "JHU") and EyeTel Corporation, a Delaware corporation (hereinafter the "Company"), having an initial address at 15078 Stilifield Place, Centreville, Virginia 22020.

WITNESSETH:

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, but is without capacity to commercially develop, manufacture, and distribute any such products or methods; and

WHEREAS, a valuable invention entitled "Remote Ophthalmoscope" (JHU Ref. DM-9928), was developed during the course of research conducted by Dr. Ran Zeimer (hereinafter, "Inventor"); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States government, in said valuable invention; and

WHEREAS, Company desires to commercially develop, manufacture, use and distribute such products and processes throughout the world;

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 "PATENT RIGHTS" shall mean the U.S. patent application to be filed directed to JHU Invention Report DM-9928 entitled "Remote Ophthalmoscope" (hereinafter the "PATENT APPLICATION") and any U.S. patent applications directed to any new inventions and improvements made at JHU as a direct result of the research funding provided under Article 4, and the invention(s) disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon.

1.2 "LICENSED PRODUCT(S)" means a remote ophthalmoscope or other product, the manufacture, use or sale of which would constitute, but for the license granted to the Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.3 "LICENSED SERVICE(S)" means the performance on behalf of a third party of any method of eye examination which would constitute, but for the license granted to the Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.4 "NET SALES", subject to Paragraph 6.13, below, shall mean gross sales revenues and fees billed by Company, AFFILIATED COMPANY and Company's sublicensees from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes. In the event that Company, AFFILIATED COMPANY or Company's sublicensee sells a LICENSED PRODUCT(S) as part of an overall product or integrated system, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire product or system.

1.5 "NET SERVICE REVENUES", subject to Paragraph 6.13, below, shall mean actual billings for the performance of LICENSED SERVICE less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE.

1.6 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with the Company. For purposes of this Paragraph 1.6, control shall mean the direct or indirect ownership of at least fifty percent (50%).

1.7 "EXCLUSIVE LICENSE" shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS, subject to rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems' non-profit research purposes LICENSED PRODUCT(S) and LICENSED SERVICES. The retained right of JHU to use the LICENSED PRODUCT(S) shall be limited to 100 screens per year. In the event that JHU desires to perform more than 100 screens per annum, then a mutually agreeable contract would be negotiated based on the current rates being charged by the Company.

1.8 "EFFECTIVE DATE" of this License Agreement shall mean the date the last party hereto has executed this Agreement.

ARTICLE 2 - GRANTS

2.1 Subject to the terms and conditions of this Agreement, JHU hereby grants to the Company an EXCLUSIVE LICENSE to make, have made, use, and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS.

2.2 Company may sublicense others under this Agreement and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. Each sublicense shall be consistent with the terms of this Agreement to the extent necessary to protect the interests of JHU under this Agreement.

ARTICLE 3 - PATENT INFRINGEMENT

3.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

3.2 Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Company may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph 3.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company's expense.

3.3 If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within six (6) months of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

3.4 Any recovery by Company under Paragraph 3.2 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU the royalty rate applicable under paragraph 6.4 based on converting the recovery, net of all reasonable costs and expenses associated with each suit or settlement, into an equivalent NET SALES figure (i.e., if the recovery is lost profits this amount is used to calculate to NET SALES based on reasonable profit margin). If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales in the country of such legal proceedings, provided, however, that

any such credit under this Paragraph 3.4 shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 4 - RESEARCH FUNDING

4.1 Within fifteen (15) days of the Effective Date of this License Agreement, the Company will provide JHU with payment of $230,000 (which includes direct and JHU customary indirect), and a second payment of $200,000 (which includes JHU direct and customary indirect) due within six (6) months of the Effective Date, all to support the research in Dr. Zeimer's JHU laboratory. Utilizing the financial support, Dr. Zeimer will utilize reasonable efforts to build six (6) prototypes of the Licensed Product for testing. If requested by the Company, Dr. Zeimer will work with a manufacturing consultant provided by the Company to determine if the Licensed Product can be produced in quantities of 100 for $6,000 or less. Within six (6) months of the date Effective Date the Company may terminate this License Agreement for what ever reason, without fault, and the second $200,000 shall not be due. JHU agrees to provide the Company with an interim report in writing detailing progress made under this Paragraph 4.1, such report shall be provided to the Company at the end of the fifth month from the Effective Date. JHU will also provide the Company with a report summarizing the results of its research during this phase (hereinafter "Phase I Report").

4.2 Within 30 days from the completion of the Phase I Report, the Company will provide an additional $400,000 in research support (which includes direct and JHU customary indirect), paid in equal quarterly payments. Utilizing such funding, Dr. Zeimer will exercise reasonable efforts to complete Phase II research, which will include:

a) develop "Reading Center" equipment and specifications for communication links.

b) design a reading center for the independent study outlined in Article 5.

c) completing 300 screens with the Licensed Product and manual reading and up to 100 screens with the prototype reading center (some of these screens would be use for the independent study specified in Paragraph 5.2).

d) modify the Licensed Product according to the experience gained while keeping in mind production limitations. Collaborate with a product engineer provided by the Company to transfer the design to a mutually agreed upon manufacturer.

4.3 Within 30 days from the completion of Phase II, the parties will negotiate the funding for Phase III. During Phase III, JHU will exercise reasonable efforts to:

a) assist in the production design, as necessary

b) perform further R&D as mutually agreed to by the parties

It is expected that if a separate FDA study is necessary it will be conducted by the Company separately and at its expense. JHU offers no warranty or representation concerning the cost of goods for the Licensed Product or its FDA requirements.

ARTICLE 5 - INDEPENDENT STUDY

5.1 As a condition of this License Agreement, the efficacy of the Licensed Product must be verified by an independent clinical study before the product can be sold or used commercially, whether or not required by the FDA. The protocol for the independent study shall be approved by the JHU Joint Committee on Clinical Investigation ("JCCI"), which is the JHU Internal Review Board (IRB) mandated by the FDA.

5.2 A double blind study will be conducted by independent clinicians with no financial relationship with the Company to compare the License Product with the current screening procedures. An appropriate number of screens with the Licensed Product using the prototype reading center and compared with current screening procedures shall be included in the study to insure scientific validity, the number of screens shall be mutually agreed upon by the Company and JHU. The reading center will be located at JHU and will use JHU facility to perform a reading using the Licensed Product. (The JHU facility will receive blinded patient data). The independent clinicians will then compare this result with a direct examination performed by the independent clinicians. It will be the responsibility of the Company to provide the above mentioned number of screens from the testing locations, including recruiting patients. It is expected that the independent study will last approximately 3 to 4 months and the Company will present the results of the study in a written report (hereinafter "Independent Study").

ARTICLE 6 - PAYMENTS, ROYALTY, RESEARCH SUPPORT AND EQUITY

6.1 Company will reimburse JHU for the reasonable costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS. Company shall reimburse JHU within thirty (30) days of receipt of invoice from JHU; however, the first reimbursement will be delayed until six (6) months from the Effective Date of this License Agreement.

6.2 The Company shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement, the nonrefundable processing fee of Ten Thousand Dollars ($10,000) and the nonrefundable initial licensing fee of Twenty Thousand Dollars ($20,000). These payments are nonrefundable and shall not be credited against royalties or other fees.

6.3 The Company shall pay to JHU a Five Thousand dollar ($5,000) annual maintenance fee due within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, starting with the second anniversary. Such fees are nonrefundable and shall not be credited against royalties or other fees.

6.4 The Company shall pay to JHU, as a running royalty, on the NET SERVICE REVENUE for LICENSED SERVICE provided, by the Company or Company's Sublicensee(s) according to the following schedule:

ratio %	royalty %
>40	3.0
30-39	3.5
30-34	4.0
25-29	4.5
20-24	6.0
15-19	7.0
< 15	8.0

where "ratio" as used above means

$$\frac{(\text{cost of the Remote Ophthalmoscope}) + (\text{reading fee charged by the particular reading center})}{\text{NET SERVICE REVENUE}}$$

The royalty rate paid under this Paragraph 6.4 for a LICENSED SERVICE shall not exceed 8% or be less than 3%.

6.5 If the LICENSED PRODUCT is sold separately of a LICENSED SERVICE, the Company shall pay to JHU royalty of five percent (5%) of the NET SALES for LICENSED PRODUCT sold by the Company or Company's sublicensee(s).

6.6 JHU will receive a 10% undiluted equity position in the Company (pursuant to the attached Stock Subscription Agreement, see Attachment A). The Stock Subscription Agreement grants JHU certain rights so that the 10% equity position will not be diluted by: a) any shares issued to investors up to the IPO, and b) shares to founders and management. The Stock Subscription Agreement will also grant JHU piggy back registration rights.

6.7 Pursuant to the Stock Subscription Agreement (see Attachment A), JHU will be granted information and visitation rights to the Board of Directors of the Company, but will not have a seat on the Board of Directors.

6.8 If JHU obtains grants or donations that result in a decrease in the agreed upon costs of Phase I & II (see Paragraph 4.1 and 4.2), JHU will be compensated by receiving additional stock in the Company equal to the costs reduced by the grant or donation, with stock valued at the last bonafide price paid by investors Following the capitalization of $1M, any grant or donations received by JHU and applied toward Phase I, II, or III or other mutually agreed to research, will result in a payment from the Company to JHU equal to 50% of the third party donation or grant, such payment shall be a gift to JHU for use in the laboratory of Dr. Zeimer at JHU.

6.9 JHU will receive a bonus equal to 10% of the selling price of the Company or 10% of the selling price of the assets of the Company. This paragraph 6.9 shall not apply to either the act of going public nor the purchase of controlling interest in the Company by the founders from the other investors. After JHU receives the above bonus based on a sale of the entire Company (in a single transaction or a series of transactions), or based on the sale of all its assets, this Paragraph 6.9 shall lapse.

6.10 JHU will receive a bonus of 10% of revenue and other compensation received by the Company under any marketing agreement under which the other party provides marketing support for eye reading performed by the Company (and its contract reading centers). However, if the Company sublicenses the licensed technology and provides no reading service a bonus of 25% of revenue and other compensation received from the sublicensee shall be paid to JHU.

6.11 The Company shall provide to JHU within thirty (30) days of the end of each March, June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU of the amount of LICENSED PRODUCTS sold, and LICENSED SERVICES sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCTS and LICENSED SERVICES, and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report. Starting with the completion of the Phase I and II research contemplated in paragraphs 4.1 and 4.2 by JHU and until the Company, an AFFILIATED COMPANY or a sublicensee has achieved a first commercial sale of a LICENSED PRODUCT and received FDA market approval, a report shall be

has achieved a first commercial sale of a LICENSED PRODUCT and received FDA market approval, a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement and will include a full written report describing the Company's, AFFILIATED COMPANIES or sublicensee's technical efforts towards meeting the milestones in Article 9.

6.12 The Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 6.11, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 6.11. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. The Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days' written notice to the Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to ten percent (10%) or more of the NET SALES, such costs that are reasonable and competitive shall be borne by the Company. The Company shall include in any agreement with its sublicensees which permits such party to make, use or sell the LICENSED PRODUCT(S) or provide LICENSED SERVICES, a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICES and other information as required in Paragraph 6.11 and permit JHU to inspect such records as required by this Paragraph 6.12. JHU agrees to hold such records obtained from sublicenses in confidence pursuant to paragraph 8.3.

6.13 In order to insure JHU the full royalty payments contemplated hereunder, the Company agrees that in the event any LICENSED PRODUCT shall be sold to an AFFILIATED COMPANY or sublicensee or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCTS shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCTS resells such product to the end user, 2) the net service revenue received from using the LICENSED PRODUCT in providing a service, or 3) the net selling price of LICENSED PRODUCTS paid by the purchaser.

6.14 All payments under this Agreement shall be made in U.S. Dollars.

ARTICLE 7 - READING CENTER CONTRACT

7.1 Upon satisfactory completion of the Independent Study (see Article 5), the Company and JHU will enter into good faith negotiations for JHU to process images in the VA, MD, and DC region, all exclusively and southern Pennsylvania and Delaware non exclusively. Under the Reading Center Contract, JHU will provide a processing center to receive and format the images and will use the expertise of trained clinical readers to provide diagnosis assessment. JHU will negotiate with the Company on a per image reading charge.

ARTICLE 8 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

8.1 JHU, at the Company's expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS upon authorization of the Company and the Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS. The Company will provide payment authorization to JHU at least one (1) month before an action is due, provided that the Company has received timely notice of such action from JHU. Failure to provide authorization can be considered by JHU as a Company decision not to authorize an action. In any country where the Company elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the Company thereafter shall not be licensed under such patent or patent application.

8.2 Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and sublicensees of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

8.3 If necessary, the parties will exchange information which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees, accountants, attorneys, or investors of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 5.3 shall not extend to any part of the information:

a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e. that is required by law to be disclosed by the receiving party.

The obligations of this Paragraph 8.3 shall also apply to AFFILIATED COMPANIES and/or sublicensees provided such information by Company. JHU's, the Company's, AFFILIATED COMPANIES, and sublicensees' obligations under this Paragraph 8.3 shall extend until three (3) years after the termination of this Agreement.

ARTICLE 9 - TERM, MILESTONES AND TERMINATION

9.1 This Agreement shall expire in each country on the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue seventeen (17) years from the Effective Date of this Agreement.

9.2 Company shall exercise best efforts to develop and commercialize the LICENSED PRODUCT(S) and LICENSED SERVICE(S) using good scientific judgement. To this end, Company shall meet the following milestones:

a. within 6 months from the completion of the Phase I and Phase II milestones specified in Paragraphs 4.1 and 4.2, the Company shall obtain HEDIS accreditation for the LICENSED PRODUCT and LICENSED SERVICES.

b. within 18 months from the completion of the Phase I and Phase II milestones specified in Paragraph 4.1 and 4.2, the Company shall obtain FDA clearance for the LICENSED PRODUCT and LICENSED SERVICE or designation as exempt.

9.3 To maintain the license granted herein the Company shall raise the following amounts of venture capital investment by the dates noted:

a. receive at least $500,000 of investment within three (3) months from the Effective Date,

b. receive an additional round of investment for at least $1,000,000 within 12 months from the Effective Date, and

c. receive an accumulative total investment of at least $2,000.000 within 24 months from the Effective Date.

9.4 To further maintain the license granted herein, the Company shall provide LICENSED SERVICES at the following rates within the time periods noted:

Actual screens utilizing the Licensed Services	year period from the completion of Phase I and II specified in Paragraphs 4.1 and 4.2
15,000	2
15,000	3
15,000	4
100,000	5

9.5 In addition to the requirements of Paragraph 9.4, Company shall exercise commercially reasonable efforts to market a product included in LICENSED PRODUCTS in the U.S. and worldwide, conditioned upon obtaining regulatory approval in each particular foreign nation or region and shall broadly commercialize the service, first to diabetic patients. Company shall also exercise commercially reasonable efforts to develop other LICENSED PRODUCTS suitable for different indications, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgement would deem possible.

9.6 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement. Failure to meet any of the milestones in this Article 9 shall be considered a breach.

9.7 Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU sixty (60) days written notice, or as provided in Paragraph 4.1.

9.8 Termination shall not affect JHU's right to recover unpaid royalties or fees or reimbursement for patent expenses incurred pursuant to Paragraph 6.1 prior to termination. Upon termination all rights in and to the licensed technology shall revert to JHU at no cost to JHU.

ARTICLE 10 - MISCELLANEOUS

10.1 All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 7.1:

FOR JHU:

Mr. Howard W. Califano, Esq.
Assistant Dean and Director for Technology Licensing
The Johns Hopkins University
School of Medicine
2024 E. Monument St., Suite. 2-100
Baltimore, MD 21205

FOR Company:

Mr. Kevin Quinn
President and CEO
EyeTel Corporation
15078 Stillfield Place
Centerville, VA 22022

with a copy to

Stanley L. Ames, Esq.
Bieri & Ames
1500 First National Bldg.
660 Woodward Avenue
Detroit, MI 43226-3518

10.2 All written progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR JHU:

Mr. Howard W. Califano, Esq.
Assistant Dean and Director for Technology Licensing
The Johns Hopkins University
School of Medicine
2024 E. Monument St., Suite. 2-100
Baltimore, MD 21205

or such other addressee which JHU may designate in writing from time to time. Checks are to be made payable to "The Johns Hopkins University".

10.3 This Agreement is binding upon and shall inure to the benefit of JHU, its successors and assignees and shall not be assignable to another party without the written consent of JHU, which consent shall not be unreasonably withheld, except that the Company shall have the right to assign this Agreement to another party without the consent

of JHU in the case of the sale or transfer by the Company of all, or substantially all, of its assets relating to the LICENSED PRODUCT or LICENSED SERVICE, to that party. This paragraph 10.3 shall not apply to either the act of going public nor the purchase of a controlling interest in the Company by the founders from the other investors.

10.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

10.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland.

10.6 The Company shall not use the name of THE JOHNS HOPKINS UNIVERSITY or THE JOHNS HOPKINS HEALTH SYSTEM or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of inventor of PATENT RIGHTS in any advertising, promotional, sales literature or fundraising documents without prior written consent from an officer of JHU. Company shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent.

10.7 JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States government. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 10.7, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICES LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR

DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

10.8 JHU and the inventors of LICENSED PRODUCT(S) and LICENSED SERVICES will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICES from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICES. The Company shall defend and hold JHU, The Johns Hopkins Health Systems, their present and former regents, trustees, officers, inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICES, by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of the Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICES from the Company, shall be considered the Company's practice of said inventions for purposes of this Paragraph 10.8. The obligation of the Company to defend and indemnify as set out in this Paragraph 10.8 shall survive the termination of this Agreement.

10.9 Prior to initial human testing or first commercial sale of any LICENSED PRODUCT or LICENSED SERVICE as the case may be in any particular country, the Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICES, product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and LICENSED SERVICES and will annually present evidence to JHU that such coverage is being maintained. Upon JHU's request, the Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the LICENSED PRODUCT(S) and LICENSED SERVICES at the request of JHU. JHU shall be listed as an additional insured in Company's said insurance policies.

10.10 JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 5.3, is not included or without first obtaining approval from the Company to include such confidential information. Otherwise, JHU and the inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

10.11 This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

10.12 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

10.13 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.14 During the term of this License Agreement, Dr. Ran Zeimer will be permitted to serve on the Company's scientific advisory board; but Dr. Zeimer will not be permitted by JHU Conflict of Interest Policy to serve as a member of the Board of Directors.

10.15 <u>New Inventions, clinical Date</u>

The Company will have the first right of refusal to fund research conducted by Dr. Zeimer while at JHU directed to advancements in the Licensed Product. JHU will have access to all outcomes data produced by the Company and all data generated in the Company's reading centers for its research purposes; such outcome data will otherwise be the exclusive property of the Company. Dr. Zeimer's lab at JHU will have the first right of refusal to any additional R&D funded by the Company.

10.16 Upon termination of this Agreement for any reason, Paragraphs 8.3, 9.8, 10.6, 10.7, 10.8 and 10.9 shall survive termination of this Agreement.

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY

By [signature]

N. Franklin Adkinson, Jr., M.D.
Interim Vice Dean for Research

Date: 1/14/97

EYETEL CORPORATION

By [signature]

Date 1-14-97

I have read and agree to abide by the terms of this Agreement

By [signature]
Dr. Ran Zeimer

Date: 1-14-97